Exhibit 16.1

April 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosure in the last five paragraphs under the caption “Experts” in the prospectus included in amendment no. 1 to Smith Electric Vehicles Corp.’s registration statement on Form S-1, filed with the U.S. Securities and Exchange Commission on April 4, 2012, and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE LLP